FOR IMMEDIATE RELEASE
Contact:    Chas Cook (investors) – 336-436-5076
    Investor@Labcorp.com

    Rachael Valdez (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2023 Second Quarter Results
Company Provides Full-Year Guidance

•Labcorp completed the spin-off of Fortrea on June 30, which is treated as discontinued operations in the historical financials
•Announced a $1.0 billion accelerated share repurchase program
•Drove growth through new and expanded healthcare system partnerships
•Second quarter revenue grew 4% versus last year as the Base Business grew 13%. Results from Continuing Operations for second quarter versus last year:
◦Revenue: $3.0 billion versus $2.9 billion
◦Diluted EPS: $1.74 versus $2.89
◦Adjusted EPS: $3.42 versus $4.04
◦Free Cash Flow: $177 million versus $408 million
•Full-Year 2023 Guidance from Continuing Operations: Adjusted EPS of $13.00 to $14.00 and Free Cash Flow of $0.8 billion to $1.0 billion

BURLINGTON, N.C., July 27, 2023 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced results for the second quarter ended June 30, 2023, and provided full-year guidance.

"We delivered strong results in the quarter, and I'm optimistic about our opportunities for continued growth as Labcorp enters the second half of the year with significant momentum,” said Adam Schechter, chairman and CEO of Labcorp. “Looking forward, we are focused on advancing our strategy as a global laboratory services leader. Labcorp continues to harness science, technology, and innovation to deliver better patient outcomes that improve health and improve lives, while enhancing shareholder value."

On June 30, 2023, Labcorp completed the spin-off of Fortrea, its Clinical Development business, which began trading on the NASDAQ Stock Market under the symbol "FTRE" at the market open on July 3, 2023. Upon closing, Fortrea made a cash distribution to Labcorp of approximately $1.6 billion as partial consideration for the assets that Labcorp contributed to Fortrea in connection with the spin-off. Labcorp intends to use approximately $1.0 billion of the proceeds toward an accelerated share repurchase program and $300 million to pay down debt maturing this year.

In the second quarter, Labcorp continued to expand its relationship with hospitals, regional healthcare systems and local labs. In May, the company announced a laboratory agreement with Jefferson Health, to deliver comprehensive laboratory services to the greater Philadelphia area and Southern New Jersey. The transaction was finalized after quarter end in July. Additionally, the company announced the next step in its strategic relationship with Providence Health and Services. Through the agreement, Labcorp will acquire Providence Oregon's outreach laboratory business and select assets in Oregon.

Subsequent to quarter end, the company announced a comprehensive lab relationship with Legacy Health under which Labcorp will acquire select laboratory business assets and manage Legacy’s inpatient hospital laboratories.

On July 13, 2023, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on September 8, 2023, to stockholders of record at the close of business on August 8, 2023.

Consolidated Results

Second Quarter Results
Revenue for the quarter was $3.03 billion, an increase of 3.8% from $2.92 billion in the second quarter of 2022. The increase was due to organic revenue of 2.0%, acquisitions, net of divestitures, of 1.6%, and foreign currency translation of 0.2%. The 2.0% increase in organic revenue was driven by a 9.8% increase in the company's organic Base Business, partially offset by a (7.8%) decrease in COVID-19 PCR and antibody testing (COVID-19 Testing). Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating income for the quarter was $266.3 million, or 8.8% of revenue, compared to $428.8 million, or 14.7%, in the second quarter of 2022. The company recorded amortization, restructuring charges, and special items, which together totaled $182.0 million in the quarter, compared to $119.0 million during the same period in 2022. Adjusted operating income (excluding amortization, restructuring charges, and special items) for the quarter was $448.3 million, or 14.8% of revenue, compared to $547.8 million, or 18.7%, in the second quarter of 2022. The decrease in operating income and margin was primarily due to a reduction in COVID-19 Testing. The margin decline was also negatively affected by the mix impact from the Ascension lab management agreement and NHP-related constraints.

Net earnings from continuing operations for the quarter were $155.2 million compared to $268.0 million in the second quarter of 2022. Diluted EPS were $1.74 in the quarter compared to $2.89 during the same period in 2022. Adjusted EPS (excluding amortization, restructuring charges, and special items) were $3.42 in the quarter compared to $4.04 in the second quarter of 2022.

Operating cash flow from continuing operations for the quarter was $280.0 million compared to $548.4 million in the second quarter of 2022. The decrease in operating cash flow was due to lower COVID-19 Testing earnings, spin-related items and higher working capital, partially offset by increased Base Business earnings. Capital expenditures totaled $102.6 million compared to $140.2 million a year ago. As a result, free cash flow (operating cash flow less capital expenditures) from continuing operations was $177.4 million compared to $408.2 million in the second quarter of 2022.

At the end of the quarter, the company’s cash balance was $1.9 billion and total debt was $5.3 billion, respectively. The cash balance includes the $1.6 billion dividend from the spin-off. During the quarter, the company invested $137.1 million on acquisitions and paid out $64.6 million in dividends.

Year-To-Date Results
Revenue was $6.07 billion, an increase of 0.1% from $6.07 billion, in the first six months of 2023. The increase was due to acquisitions, net of divestitures, of 1.6%, partially offset by lower organic revenue of (1.3%) and unfavorable foreign currency translation of (0.2%). The (1.3%) decrease in organic revenue was driven by an (11.2)% decrease in COVID-19 Testing, partially offset by a 9.9% increase in the company's organic Base Business.

Operating income was $596.1 million, or 9.8% of revenue, compared to $1,034.0 million, or 17.0%, in the first six months of 2023. The company recorded amortization, restructuring charges, special items, and impairments, which together totaled $300.0 million in the first six months of 2023 compared to $235.3 million during the same period in 2022. Adjusted operating income (excluding amortization, restructuring charges, special items, and impairments) was $896.1 million, or 14.8% of revenue, compared to $1,269.3 million, or 20.9%, in the first six months of 2022. The decrease in operating income and margin was primarily due to lower COVID-19 Testing and higher personnel costs, partially offset by a recovery in the Base Business.

Net earnings from continuing operations were $363.6 million compared to $689.1 million in the first six months of 2022. Diluted EPS were $4.08 in the first six months of 2023 compared to $7.38 during the same period in 2022. Adjusted EPS (excluding amortization, restructuring charges, special items, and impairments) were $6.88 in the first six months of 2023 compared to $9.54 during the same period in 2022.

Operating cash flow from continuing operations was $410.2 million compared to $904.6 million in the first six months of 2022. The decrease in operating cash flow was due to lower COVID-19 Testing earnings, spin-related items and higher working capital, partially offset by increased Base Business earnings. Capital expenditures totaled $181.5 million compared to $247.4 million during the same period in 2022. As a result, free cash flow (operating cash flow less capital expenditures) from continuing operations was $228.7 million compared to $657.2 million in the first six months of 2022.

Second Quarter Segment Results
The company's two segments include Diagnostics Laboratories and Biopharma Laboratory Services (comprised of its Central Laboratories and Early Development Research Laboratories). The following segment results exclude amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics Laboratories
Revenue for the quarter was $2.34 billion, an increase of 3.8% from $2.26 billion in the second quarter of 2022. The increase was due to organic growth of 1.8% and acquisitions of 2.2%, partially offset by foreign currency translation of (0.2%). The 1.8% increase in organic revenue was due to an 11.9% increase in the Base Business, partially offset by a (10.1%) decrease in COVID-19 Testing. Total Base Business growth compared to the Base Business in the prior year was 15.7%. The increase was due to the Ascension lab management agreement of approximately 7% as well as continued volume recovery compared to last year, which was negatively impacted by Omicron.

Total volume (measured by requisitions) increased by 1.4% as acquisition volume contributed 2.5%, while organic volume decreased by (1.1%). Organic volume was impacted by a (6.1%) decrease in COVID-19 Testing, partially offset by a 5.1% increase in the Base Business. Price/mix increased by 2.4% due to organic Base Business growth of 6.8%, partially offset by COVID-19 Testing of (3.9%), acquisitions of (0.3%), and currency of (0.2%). Base Business volume increased 8.1% compared to the Base Business last year. Price/mix was up 7.5% in the Base Business compared to the Base Business last year, which includes the benefit of the Ascension lab management agreement.

Adjusted operating income for the quarter was $409.7 million, or 17.5% of revenue, compared to $515.6 million, or 22.9%, in the second quarter of 2022. The decrease in adjusted operating income and margin was primarily due to a reduction in COVID-19 Testing. Excluding the mix impact from Ascension, Base Business margin was up due to the benefit of organic growth and LaunchPad savings, which was partially offset by higher personnel expense.

Biopharma Laboratory Services
Revenue for the quarter was $699.0 million, an increase of 3.1% from $677.9 million in the second quarter of 2022. The increase was primarily due to organic growth of 2.1% and foreign currency translation of 1.5%, partially offset by divestitures of (0.4%). The increase in organic revenue was negatively impacted by approximately (5.0%) due to NHP-related constraints in its Early Development business.

Adjusted operating income for the quarter was $104.6 million, or 15.0% of revenue, compared to $93.0 million, or 13.7%, in the second quarter of 2022. Adjusted operating income and margin increased due to demand growth and LaunchPad savings, partially offset by higher personnel expense. The improvement in operating income and margin was impacted by the NHP-related constraints.

Net orders and net book-to-bill during the trailing twelve months were $3.30 billion and 1.23, respectively. Backlog at the end of the quarter was $7.96 billion, an increase of 11.2% compared to last year. The company expects approximately $2.46 billion of its backlog to convert into revenue in the next twelve months.

Outlook for 2023

Labcorp is providing 2023 full year guidance to reflect its second quarter performance and full year outlook. The following guidance assumes foreign exchange rates effective as of June 30, 2023, for the remainder of the year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)

	Results	2023 Guidance

	2022	Low	High
Revenue
Total Labcorp Enterprise (1)(2)	$11.9	1.5%	3.0%
Base Business (1)(2)	$10.7	11.3%	12.6%
COVID-19 Testing (2)	$1.2	(89.0%)	(85.0%)

Total Diagnostics Laboratories (3)	$9.2	0.5%	1.5%
Base Business	$8.1	13.2%	14.2%
COVID-19 Testing	$1.2	(89.0%)	(85.0%)

Total Biopharma Lab Services (4)	$2.7	3.0%	4.5%

Adjusted EPS	$16.66	$13.00	$14.00

Free Cash Flow from Cont. Ops (5)	$1.5	$0.8	$1.0

(1) 2023 Guidance includes an impact from foreign currency translation of 0.3%
(2) Enterprise level revenue is presented net of intersegment transaction eliminations
(3) 2023 Guidance includes an impact from foreign currency translation of (0.1%)
(4) 2023 Guidance includes an impact from foreign currency translation of 1.5%
(5) Free Cash Flow from continuing operations excluding spin-related items

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at www.Labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by registering at this link, which will provide a dial-in number and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the start of the call, although participants may register and join at any time during the call. A live webcast of Labcorp’s quarterly conference call on July 27, 2023, will be available at the Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through July 13, 2024.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company’s more than 60,000 employees serve clients in over 100 countries, worked on over 80% of the new drugs approved by the FDA in 2022 and performed more than 600 million tests for patients around the world. Learn more about us at www.Labcorp.com or follow us on LinkedIn and Twitter @Labcorp.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2023 guidance and related assumptions, (ii) the recently completed spin-off of the company’s Clinical Development and Commercialization Services business, now Fortrea Holdings Inc., including statements regarding the expected benefits from the spin-off and the company’s ability to realize such benefits, the tax treatment of the spin-off, and opportunities for future growth resulting from the spin-off; (iii) the impact of various factors on operating and financial results, including the projected impact of the COVID-19 pandemic on the company's businesses, operating results, cash flows and/or financial condition, as well as general economic and market conditions, (iv) the company's responses to the COVID-19 pandemic, (v) future business strategies, (vi) expected savings and synergies (including from the LaunchPad initiative and from acquisitions and other transactions), and (vii) opportunities for future growth.
Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company's control, including without limitation, (i) the failure to receive tax-free treatment with respect to the spin-off for U.S. federal income purposes; (ii) potential difficulties with employee retention; (iii) the trading price of the company's stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (iv) changes in government regulations, including healthcare reform; (v) customer purchasing decisions, including changes in payer regulations or policies; (vi) other adverse actions of governmental and third-party payers; (vii) changes in testing guidelines or recommendations; (viii) federal, state, and local government responses to the COVID-19 pandemic; (ix) the impact of global geopolitical events; (x) the effect of public opinion on the company's reputation; (xi) adverse results in material litigation matters; (xii) the impact of changes in tax laws and regulations; (xiii) failure to maintain or develop customer relationships; (xiv) the company's ability to develop or acquire new products and adapt to technological changes; (xv) failure in information technology, systems, or data security; (xvi) the impact of potential losses under repurchase agreements; (xvii) adverse weather conditions; (xviii) the number of revenue days in a financial period; (xix) employee relations; (xx) personnel costs; (xxi) inflation; (xxii) increased competition; and (xxiii) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company's most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company's other filings with the SEC. The information in this press release should be read in conjunction with a review of the company's filings with the SEC including the information in the company's most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.

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LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$3,033.7	$2,923.0	$6,071.5	$6,067.5

Cost of revenues	2,191.5	1,980.5	4,379.2	4,042.9

Gross profit	842.2	942.5	1,692.3	2,024.6

Selling, general and administrative expenses	505.8	432.4	963.0	854.4
Amortization of intangibles and other assets	51.5	49.8	104.9	100.0
Goodwill and other asset impairments	2.8	—	5.0	1.2
Restructuring and other charges	15.8	31.5	23.3	35.0

Operating income	266.3	428.8	596.1	1,034.0

Other income (expense):
Interest expense	(49.8)	(42.3)	(100.5)	(84.4)
Equity method income, net	0.9	1.4	(1.2)	4.8
Investment income	4.5	1.7	6.7	2.5
Other, net	(16.9)	(29.5)	(23.8)	(45.2)

Earnings from continuing operations before income taxes	205.0	360.1	477.3	911.7

Provision for income taxes	49.8	92.1	113.7	222.6

Earnings from continuing operations	155.2	268.0	363.6	689.1
Earnings from discontinued operations, net of tax	33.9	90.9	38.8	161.9

Net earnings	189.1	358.9	402.4	851.0
Less: Net earnings attributable to the noncontrolling interest	(0.2)	(0.3)	(0.6)	(0.8)

Net earnings attributable to Laboratory Corporation of America Holdings	$188.9	$358.6	$401.8	$850.2

Basic earnings per common share:
Basic earnings per common share continuing operations	$1.75	$2.90	$4.10	$7.43
Basic earnings per common share discontinued operations	$0.39	$0.99	$0.43	$1.74
Basic earnings per common share	$2.14	$3.89	$4.53	$9.17

Diluted earnings per common share:
Diluted earnings per common share continuing operations	$1.74	$2.89	$4.08	$7.38
Diluted earnings per common share discontinued operations	$0.38	$0.98	$0.43	$1.73
Diluted earnings per common share	$2.12	$3.87	$4.51	$9.11

Weighted average basic shares outstanding	88.4	92.3	88.6	92.7

Weighted average diluted shares outstanding	89.0	92.7	89.0	93.3

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	June 30, 2023	December 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$1,930.6	$320.6
Accounts receivable, net	1,904.8	1,785.5
Unbilled services	137.8	211.8
Supplies inventory	487.8	470.6
Prepaid expenses and other	659.9	610.4
Current assets of discontinued operations	—	1,226.1
Total current assets	5,120.9	4,625.0

Property, plant and equipment, net	2,762.1	2,794.1
Goodwill, net	6,169.2	6,110.7
Intangible assets, net	3,154.1	3,123.6
Joint venture partnerships and equity method investments	67.2	65.7
Deferred income taxes	6.4	6.4
Other assets, net	425.8	378.4
Long-term assets of discontinued operations	—	3,051.2
Total assets	$17,705.7	$20,155.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$713.1	$852.2
Accrued expenses and other	657.8	787.0
Unearned revenue	349.7	310.6
Short-term operating lease liabilities	154.8	163.8
Short-term finance lease liabilities	6.5	6.0
Short-term borrowings and current portion of long-term debt	301.4	301.3
Current liabilities of discontinued operations	—	657.6
Total current liabilities	2,183.3	3,078.5

Long-term debt, less current portion	5,042.4	5,038.8
Operating lease liabilities	623.5	652.9
Financing lease liabilities	81.7	83.6
Deferred income taxes and other tax liabilities	564.5	543.4
Other liabilities	418.5	401.1
Long-term liabilities of discontinued operations	—	241.3
Total liabilities	8,913.9	10,039.6

Commitments and contingent liabilities
Noncontrolling interest	19.8	18.9

Shareholders’ equity:
Common stock, 88.7 and 88.2 shares outstanding at June 30, 2023, and December 31, 2022, respectively	8.1	8.1
Additional paid-in capital	94.4	—
Retained earnings	8,823.2	10,581.7
Accumulated other comprehensive loss	(153.7)	(493.2)
Total shareholders’ equity	8,772.0	10,096.6
Total liabilities and shareholders’ equity	$17,705.7	$20,155.1

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$188.9	$358.6	$401.8	$850.2
Earnings from discontinued operations, net of tax	$(33.9)	$(90.9)	$(38.8)	$(161.9)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	142.8	136.0	285.0	272.7
Stock compensation	34.4	32.6	67.3	63.7
Operating lease right-of-use asset expense	41.2	43.7	85.1	87.6
Goodwill and other asset impairments	2.8	—	5.0	1.2
Deferred income taxes	13.9	(8.7)	16.2	(23.9)
Other	(2.7)	18.1	3.1	14.5
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	(0.1)	51.5	(107.6)	64.6
(Increase) decrease in unbilled services	16.9	(25.2)	74.1	(81.6)
(Increase) decrease in supplies inventory	(19.5)	1.7	(16.1)	(35.7)
(Increase) decrease in prepaid expenses and other	52.4	22.9	(30.2)	(17.5)
Increase (decrease) in accounts payable	(117.4)	117.8	(160.3)	112.5
Increase (decrease) in unearned revenue	(13.8)	29.5	34.8	29.6
Decrease in accrued expenses and other	(25.9)	(139.2)	(209.2)	(271.4)
Net cash provided by continuing operating activities	280.0	548.4	410.2	904.6
Net cash provided by discontinued operating activities	71.4	24.1	62.4	23.9
Net cash provided by operating activities	351.4	572.5	472.6	928.5
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(102.6)	(140.2)	(181.5)	(247.4)
Proceeds from sale of assets	0.1	0.1	0.2	1.1
Proceeds from sale or distribution of investments	—	—	—	0.4
Proceeds from exit from swaps	—	3.0	—	3.0
Investments in equity affiliates	(4.3)	(2.5)	(10.4)	(4.7)
Acquisition of businesses, net of cash acquired	(137.1)	(99.8)	(136.9)	(554.9)
Net cash used in continuing investing activities	(243.9)	(239.4)	(328.6)	(802.5)
Net cash used in discontinued investing activities	(9.7)	(3.1)	(24.7)	(13.1)
Net cash used for investing activities	(253.6)	(242.5)	(353.3)	(815.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	(891.8)	—	1,420.9	—
Payments on revolving credit facilities	891.8	—	(1,420.9)	—
Net share settlement tax payments from issuance of stock to employees	(18.2)	(10.1)	(38.7)	(37.4)
Net proceeds from issuance of stock to employees	26.8	0.9	54.4	19.1
Dividends paid	(64.6)	(66.7)	(129.0)	(66.7)
Purchase of common stock	—	(400.0)	—	(400.0)
Other	(8.1)	(3.8)	(11.4)	(12.4)
Net cash used in continuing financing activities	(64.1)	(479.7)	(124.7)	(497.4)
Net cash provided by discontinued financing activities	1,609.1	—	1,609.1	—
Net cash used for financing activities	1,545.0	(479.7)	1,484.4	(497.4)

Effect of exchange rate changes on cash and cash equivalents	3.3	(15.0)	6.3	(19.4)
Net decrease in cash and cash equivalents	1,646.1	(164.7)	1,610.0	(403.9)
Cash and cash equivalents at beginning of period	393.9	1,233.5	430.0	1,472.7

Less: Cash and cash equivalents of discontinued operations as of beginning of period	109.4	90.5	109.4	90.5
Cash and cash equivalents at end of period	$1,930.6	$978.3	$1,930.6	$978.3

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Segment Information
(Dollars in Millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Diagnostics Laboratories
Revenues	$2,340.8	$2,255.4	$4,723.6	$4,709.5

Adjusted Operating Income	$409.7	$515.6	$851.2	$1,198.7
Adjusted Operating Margin	17.5%	22.9%	18.0%	25.5%

Biopharma Laboratory Services
Revenues	$699.0	$677.9	$1,360.3	$1,382.1

Adjusted Operating Income	$104.6	$93.0	$178.2	$188.9
Adjusted Operating Margin	15.0%	13.7%	13.1%	13.7%

Consolidated
Revenues	$3,033.7	$2,923.0	$6,071.5	$6,067.5

Adjusted Segment Operating Income	$514.3	$608.6	$1,029.4	$1,387.6
Unallocated corporate expense	$(66.0)	$(60.8)	$(133.3)	$(118.3)
Consolidated Adjusted Operating Income	$448.3	$547.8	$896.1	$1,269.3
Adjusted Operating Margin	14.8%	18.7%	14.8%	20.9%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations and other amounts not used in determining segment performance. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Adjusted Operating Income
Operating Income	$266.3	$428.8	$596.1	$1,034.0
Amortization of intangibles and other assets (a)	51.5	49.8	104.9	100.0
Restructuring and other charges (b)	15.8	31.5	23.3	35.0
Acquisition and disposition-related costs (c)	12.6	8.9	28.7	20.3
Spin off transaction costs (d)	38.6	—	51.7	—
COVID-19 related costs (e)	—	4.3	—	13.4
Asset impairments (f)	2.8	—	5.0	—
Ukraine/Russia crisis costs (g)	—	0.3	—	0.9
Other (h)	14.2	4.0	16.9	21.0
CDCS not included in discontinued operations (i)	46.5	20.2	69.5	44.7
Adjusted operating income	$448.3	$547.8	$896.1	$1,269.3

Adjusted Net Income
Net Income	$188.9	$358.6	$401.8	$850.2
Impact of adjustments to operating income	135.5	98.8	230.5	190.6
(Gains) / losses on venture fund investments, net (j)	2.4	2.6	3.9	5.7
Pension settlement (k)	—	—	7.9	—
Other	—	1.1	1.5	0.8
Income tax impact of adjustments (l)	(45.9)	(34.9)	(69.3)	(64.7)
Earnings from discontinued operations, net of tax (i)	(33.9)	(90.9)	(38.8)	(161.9)
CDCS not included in discontinued operations (i)	57.2	39.4	74.4	69.8
Adjusted net income	$304.2	$374.7	$611.9	$890.5

Weighted average diluted shares outstanding	89.0	92.7	89.0	93.3

Adjusted earnings per share	$3.42	$4.04	$6.88	$9.54

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions and facilities within the organization in connection with our LaunchPad initiatives and acquisitions or dispositions of businesses by the company.
(c)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses and other integration or disposition related activities.
(d)	The company incurred various costs to prepare for the spin-off of the Clinical Development and Commercialization Services Business and reorganization of the remaining Labcorp business.
(e)	Costs related to incremental operating expenses incurred as a result of the COVID-19 pandemic.
(f)	The company impaired certain technology and intangible assets which are no longer realizable by the business.
(g)	Due to the Russia and Ukraine crisis and economic sanctions, the company incurred incremental costs and determined that certain receivables and long-lived assets related to its Russia and Ukraine operations were impaired.
(h)	Represents various non-operational items including rebranding, strategic review, litigation, LaunchPad system implementation costs, and acquisition purchase accounting adjustments.
(i)	These adjustments remove the impact of the CDCS business that was distributed to Labcorp shareholders as part of a tax-free spin on June 30, 2023.
(j)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	The company incurred a charge related to the US pension plan due to settlement of certain obligations to retired employees.
(l)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.